EXHIBIT 10.17

EXECUTION COPY

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE made as of this _______ day of __________, 2006, by and between CambridgePark 125 Realty Corporation, a Delaware corporation ("Landlord") and Javelin Pharmaceuticals, Inc., a Delaware corporation ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Innovative Drug Delivery Systems, Inc. ("Original Tenant") entered into a lease dated  , 2005, (the "Lease"), for approximately 3,131 square feet of Rentable Floor Area (the "Premises") located on the first (1st) floor of the building known as 125 CambridgePark Drive, Cambridge, Massachusetts (the "Building") as more particularly described in the Lease;

WHEREAS, Tenant succeeded to the interest of Original Tenant under the Lease; and

WHEREAS, Landlord and Tenant wish to expand and relocate the Premises, extend the Term of the Lease, and otherwise amend the Lease as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Lease.

2. Section 1.1 of the Lease is hereby amended by deleting the data which corresponds to the following subjects and replacing it with the data set forth below which follows such subject:

"TENANT: "TENANT'S ADDRESS (FOR NOTICE AND BILLING):	Javelin Pharmaceuticals, Inc., a Delaware corporation" Javelin Pharmaceuticals, Inc. 125 CambridgePark Drive Cambridge, MA 02140"

3.   Effective as of the Expansion Date (as defined below), Section 1.1 of the Lease is hereby amended by deleting the data which corresponds to the following subjects and replacing it with the data set forth below which follows such subject:

"RENTABLE FLOOR AREA OF THE PREMISES:	Approximately 10,553 rentable square feet"

"LEASE TERM OR TERM:
Commencing on the Term Commencement Date and continuing until six (6) years after the Expansion Date (as defined in the First Amendment to Lease), plus the partial month after the Expansion Date, if any, unless sooner terminated as provided herein."

"ANNUAL RENT:
(a) $25.75 per square foot of Rentable Floor Area of the Premises (based in the first year only on only 7,200 square feet of Rentable Floor Area of the Premises), or $15,450.00 per calendar month for the first year after the Expansion Date, plus the partial month following the Expansion Date, if any;

(b) $26.75 per square foot of Rentable Floor Area of the Premises, or $23,524.40 per calendar month for the next twelve months of the Term;

(c) $27.75 per square foot of Rentable Floor Area of the Premises, or $24,403.81 per calendar month for the next twelve months of the Term;

(d) $28.75 per square foot of Rentable Floor Area of the Premises, or $25,283.23 per calendar month for the next twelve months of the Term;

(e) $29.75 per square foot of Rentable Floor Area of the Premises, or $26,162.65 per calendar month for the next twelve months of the Term;

(f) $30.75 per square foot of Rentable Floor Area of the Premises, or $27,042.06 per calendar month for the next twelve months of the Term;

and, in all cases, proportionately at such rate for any partial month, net of Tenant's charges for electrical consumption in the Premises."

"BASE ANNUAL OPERATING COSTS:	All of Landlord's Operating Costs for calendar year 2006, other than real estate taxes."

"TENANT'S PROPORTIONATE SHARE:	5.74%"

"SECURITY DEPOSIT:	$97,615.00"

"TENANT'S PARKING ACCESS CARDS:
A total of 32 (the "Base Cards"), 11 of which are for spaces located in the lot behind the Building (the "Blue Lot") and 21 of which are for spaces located in the lot behind 100 & 150 CambridgePark Drive (the "Red Lot"); together with 11 additional cards for spaces located in the Red Lot (the "Additional Cards"), at Tenant's request, subject to availability, provided that Landlord shall have the right to terminate any or all of the Additional Cards upon thirty (30) days prior notice to Tenant."

4.   Effective on the Expansion Date, Section 1.1 is hereby amended by inserting the following subject and data after the subject and data for "BASE ANNUAL OPERATING COSTS":

"BASE ANNUAL REAL ESTATE TAXES:	All of Landlord's Real Estate Taxes for Fiscal Year 2006, ending June 30, 2006."

5.   Effective on the Expansion Date, as defined below, the Premises shall be relocated and expanded to include the space on the third (3rd) floor of the Building shown on Exhibit A attached hereto (the "Expansion Premises") consisting of approximately 10,553 square feet of Rentable Floor Area. As of the Expansion Date, all references to the Premises shall be deemed to refer to the Expansion Premises and not the original premises described in the Lease (the "Original Premises") which shall no longer constitute the Premises or any portion thereof. Tenant acknowledges that Tenant has had an opportunity to inspect the Expansion Premises and that, except as set forth herein, the Expansion Premises, shall be delivered to and accepted by Tenant As Is, Where Is, with all faults and without representation, warranty or guaranty of any kind by Landlord to Tenant. As of the Expansion Date, Tenant shall vacate the Original Premises in accordance with Section 6.1.2 of the Lease as though the Term of the Lease had expired. Tenant's failure to so vacate the Original Premises shall be an immediate default under the Lease, without benefit of notice or the opportunity to cure, and shall be treated as a holdover in accordance with the provisions of Section 6.1.16 of the Lease with respect to the Original Premises.

6.   Subject to the provisions of the Lease, including, without limitation, Sections 3.4 and 3.5 thereof, all work to prepare the Expansion Premises for Tenant's occupancy, including painting, carpeting and changes of lock cylinders on all office and entry doors ("Expansion Work"), shall be performed by Tenant at Tenant's sole cost and expense. Landlord shall have no responsibility to Tenant or to any contractor, subcontractor, supplier, materialman, workman, or other person, firm, or corporation who shall engage or participate in any Expansion Work or other matter on behalf of Tenant. Notwithstanding the foregoing, Landlord shall reimburse Tenant for up to 5158,295.00 for Expansion Work (the "Expansion Allowance") upon the last to occur of (a) substantial completion of Expansion Work, (b) issuance of a certificate of occupancy for the Expansion Space, (c) Tenant's occupying the Expansion Space for the conduct of its business and payment of Annual Rent, and (d) delivery by Tenant to Landlord of executed lien waivers from all general contractors and subcontractors for the Expansion Work. The Expansion Date shall be the earlier of (i) June 1, 2006, and (ii) the date that Tenant occupies the Expansion Premises for the conduct of its business. If and to the extent that any portion of the Expansion Allowance is unused after reimbursement in accordance with the foregoing, Landlord shall reimburse Tenant for moving expenses and other improvements made by Tenant to the Premises, from time to time, including telecommunications and electrical wiring„ in accordance with and subject to all applicable provisions of the Lease, upon notice from Tenant to Landlord given no later than one (1) year after the Expansion Date certifying that any such moving expenses have been incurred and paid by Tenant in connection with the expansion and relocation of the Premises and that any such improvements have been substantially completed and the cost of such moving expenses and improvements accompanied by (x) paid invoices for such moving expenses and improvements, (y) if applicable, a copy of the certificate of occupancy for such improvements or other applicable sign-off from the City of Cambridge Inspectional Services Department, and (z) executed lien waivers from all general contractors and subcontractors for such improvements. All such reimbursements to Tenant in accordance with this Paragraph 6 shall not exceed, in the aggregate, the Expansion Allowance.

7    The following new sections are hereby inserted into the Lease after Section 2.2:

"2.3  RIGHT OF OFFER

Provided that Tenant fully occupies the Premises and has not assigned this Lease to any other party and that no event of default or condition which with the giving of notice or the passage of time, or both, would constitute an event of default then exists, Landlord shall offer to Tenant, before offering to any party unrelated to Landlord, other than the existing tenant of such space or other tenants with prior rights to such space, if any, the space, or any portion of the space, on the third (31-d) floor of the Building (the "Offer Space") which becomes available for lease during the Term. Any such offer by Landlord to Tenant shall be set forth in a written notice from Landlord to Tenant setting forth the rent and the other material business terms under which Landlord intends to offer the Offer Space on the market ("Landlord's Notice").

If Tenant notifies Landlord in writing within five (5) days after Landlord's Notice that it elects to rent the Offer Space upon the terms set forth in Landlord's Notice ("Tenant's Notice"), Landlord and Tenant shall within fifteen (15) days after Tenant's Notice execute a written lease or, at Landlord's option, an amendment to this Lease under which Tenant shall lease the Offer Space upon the business terms set forth in Landlord's Notice and otherwise upon terms consistent with this Lease (in either case, the "New Lease"). The New Lease shall be in a form provided by Landlord to Tenant. If Tenant does not notify Landlord in writing within five (5) days after Landlord's Notice that it elects to rent the Offer Space upon the terms set forth in Landlord's Notice, or if Tenant provides Tenant's Notice to Landlord but fails to execute the New Lease within fifteen (15) days after Tenant's Notice (such period being extendable by mutual written agreement between the Parties), Landlord shall thereafter be free to lease the Offer Space to any other party on whatever terms Landlord may negotiate with such other party , even if such terms are more favorable than those set forth in Landlord's Notice. Time is of the essence of the provisions hereof. Failure by the parties to execute the New Lease within such time period (as it may be extended in writing) shall have no affect on the rights, obligations and responsibilities of the parties under the current Lease and shall have no material affect on the current Lease.

2.4  RIGHT TO TERMINATE

Landlord shall endeavor to accommodate any expansion needs of Tenant within the Building or, so long as Landlord maintains common control of the building at 150 CambridgePark Drive, the building at 150 CambridgePark Drive, without, however, any affirmative obligation to provide additional space to Tenant. Tenant understands that any ability to lease additional space in the Building or such other building shall depend upon the availability of such additional space and agreement between Landlord and Tenant on the terms and conditions upon which Tenant may lease such additional space from Landlord or, if applicable, the owner of such other building. The determination of whether additional space is available and the terms and conditions upon which Landlord or, if applicable, the owner of such other building may lease to Tenant any additional space which Landlord or the owner of such other building determines to be available, shall be solely within the discretion of Landlord and, if applicable, the owner of such other building, provided that such terms and conditions shall reflect current market conditions as reasonably determined by Landlord or the owner of such other building, as the case may be.

In the event that Landlord cannot accommodate the growth needs of Tenant at either 125 CambridgePark Drive or through an affiliated entity, 150 CambridgePark Drive after the fourth (4th) full year after the Expansion Date, Tenant shall have the one-time right to terminate this Lease without penalty on the following terms:

(a)  At any time after the fourth (4th) full year after the Expansion Date, Tenant may provide notice to Landlord setting forth Tenant's growth needs at CambridgePark in reasonable detail, including the minimum amount of space required, and the date upon which Tenant needs to occupy the space, which date shall be no sooner than six (6) months after the date of such notice ("Tenant's Growth Notice").

(b)  Landlord shall provide notice to Tenant within thirty (30) days of Tenant's Growth Notice specifying whether or not Landlord can accommodate Tenant's growth needs and, if so, the location or alternative locations of the space to accommodate such growth needs at 125 CambridgePark Drive or 150 CambridgePark Drive and the primary business terms and conditions upon which such growth needs are being offered to Tenant, which terms and conditions shall reflect current market conditions as reasonably determined by Landlord or, if applicable, the owner of the building at 150 CambridgePark Drive("Landlord's Response Notice").

(c)  If Landlord indicates that it cannot accommodate such growth needs in Landlord's Response Notice, then Tenant may terminate the Lease without penalty by notice to Landlord within thirty (30) days after Landlord's Response Notice, specifying the date of termination, which date shall not be sooner than six (6) months from the date of such notice and shall be the last day of a calendar month (the "Expiration Date"). In the event of such termination notice, the Term of the Lease shall expire on the Expiration Date as though such date were the date set forth in the Lease for expiration of the Term.

(d)  If Landlord indicates that it can accommodate Tenant's growth needs in Landlord's Response Notice, then Landlord and Tenant shall negotiate in good faith to complete a lease or amendment to this Lease to accommodate Tenant's growth needs upon the terms set forth in Landlord's Response Notice and otherwise upon terms consistent with this Lease (except that Tenant shall have no further right to terminate the Lease as set forth in this Section 2.4).

(e)  If the parties are unable to come to agreement on such a lease or amendment to this Lease within thirty (30) days after Landlord's Response Notice, then neither party shall have any further obligation to negotiate or enter into any such lease or amendment to this Lease, and this Lease shall remain in full force and effect unaffected thereby."

8.  Article XI of the Lease is hereby amended by inserting the following sentence at the end of the first paragraph thereof: "Notwithstanding any other provision hereof to the contrary, the Letter of Credit or any substitute therefor, as the same may be automatically renewed as provided herein, shall expire no sooner than thirty (30) days after the Term Expiration Date."

9.  Tenant and Landlord represent and warrant to each other that each has dealt with no broker in connection with this transaction, other than Spaulding & Slye Colliers International (the "Broker"). Tenant and Landlord agree to defend, indemnify and hold the other harmless from and against any and all costs, expenses or liability for any compensation, commissions or charges claimed by a broker or agent with which such party has had any dealings other than the Broker with respect to this First Amendment to Lease. Landlord will pay the commissions owing to the Broker and agrees to defend, indemnify and hold Tenant harmless from and against commissions claimed by the Broker with respect to this First Amendment to Lease.

10.  (a)  Tenant acknowledges that it has been advised that an affiliate of the Landlord is a collective investment fund (the "Fund") which holds the assets of one or more employee benefit plans or retirement arrangements which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") (each a "Plan"), and with respect to which JPMorgan Chase Bank, N.A. ("JPMCB") is the Trustee and that, as a result, Landlord may be prohibited by law from engaging in certain transactions.

   (b)  Landlord hereby represents and warrants to Tenant that, as of the date hereof, the only Plans whose assets are invested in the Fund which, together with the interests of any other Plans maintained by the same employer or employee organization, represent a collective interest in the Fund in excess of ten percent (10%) of the total interests in the Fund (each, a "10% Plan") are referenced on Exhibit B (collectively, the "Existing 10% Plans") hereto.

    (c)  Tenant represents and warrants that as of the date hereof, and at all times while it is a Tenant under this Lease, one of the following statements is, and will continue to be, true: (1) Tenant is not a "party in interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975 of the Code) (each a "Party in Interest") with respect to the Existing 10% Plans or, (2) if Tenant is a Party in Interest, that:

(i)  neither Tenant nor its "affiliate" (as defined in Section V(c) of PTCE 84-14, "Affiliate") has, or during the immediately preceding one (1) year has, exercised the authority to either: (i) appoint or terminate JPMCB as the qualified professional asset manager (as defined in Section V(a) of PTCE 84-14, "QPAM") of any of the assets of the Existing 10% Plan with respect to which Tenant or its Affiliate is a Party in Interest; or (ii) negotiate the terms of the management agreement with JPMCB, including renewals or modifications thereof, on behalf of the Existing 10% Plan; and

(ii)  neither Tenant nor any entity controlling, or controlled by, Tenant owns a five percent (5%) or more interest (within the meaning of PTCE 84-14, "5% Interest") in J.P. Morgan Chase & Co.

(d)  If Landlord or the Fund notifies Tenant in writing that a Plan other than the Existing 10% Plan may become a 10% Plan, Tenant will, within 10 days of such notification, inform the Fund in writing as to whether it can make the representations in clause (i) or (ii) of subsection (c) of this Section with respect to such prospective 10% Plan. Thereafter, if based on such representations made by Tenant such Plan becomes a 10% Plan, Tenant represents and warrants that, at all times during the period Tenant is a tenant under the Lease, the statements set forth in clause (i) or (ii) of subsection (c) will be true with respect to such 10% Plan.

(e)   In the event that Tenant becomes aware that any statement in subsection (c) is no longer true with respect to a 10% Plan, Tenant will immediately notify Landlord, and Tenant will cooperate with Landlord and/or the Fund in its efforts to take whatever action is necessary under ERISA to rectify the situation.

11.   Except as otherwise expressly provided in this First Amendment to Lease, all of the terms, conditions and provisions of the Lease remain unaltered and in full force and effect and are hereby ratified and confirmed. This First Amendment to Lease together with the original Lease shall be read and construed as one document. Notwithstanding the foregoing, if an event of default by Tenant, or condition which with the giving of notice or the passage of time, or both, would constitute an event of default, exists on the Expansion Date, this First Amendment to Lease shall, at the option of Landlord exercised by written notice to Tenant, be null and void and of no further force and effect.

EXECUTED as a sealed instrument on the date and year first written above.

LANDLORD: CAMBRIDGEPARK 125 REALTY CORPORATION By:_____________________________ Name: Title:

TENANT: JAVELIN PHARMACEUTICALS, INC.

By: /s/ Daniel B. Carr Name: Daniel B. Carr Title: CEO Hereunto duly authorized

EXHIBIT A

Plan of Expansion Premises
[Exhibit follows this page]

EXHIBIT B

Existing 10% Plans

1. General Motors Hourly - Rate Employees Pension Plan

2. General Motors Retirement Program for Salaried Employees